UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
 Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 25, 2009

FRONTIER OIL CORPORATION
(Exact name of registrant as specified in its charter)

Wyoming	1-7627	74-1895085
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

10000 Memorial Drive, Suite 600 Houston, Texas		77024-3411
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (713) 688-9600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

On March 25, 2009, the Compensation Committee of the Board of Directors of Frontier Oil Corporation (the “Company”) certified the annual and long-term incentive plan payouts for the Company’s named executive officers (“NEOs”) for the fiscal year ended December 31, 2008.  The Net Income vs. Plan component resulted in a 0% payout for both the annual and long-term incentive plans. The actual Return on Capital Employed (ROCE) vs. the refining peer group resulted in a payout of 200% for the annual incentive plan and a payout of 125% for the long-term incentive plan, and the Process Safety Management component resulted in a payout of 200% for the annual incentive plan.  The Total Relative Shareholder Return is still to be determined.  In accordance with paragraph (f) of Item 5.02 of Form 8-K, the following table provides information reflecting these incentive payments.

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(1)	All Other Compensation ($)(1)	Total

James R. Gibbs CEO	2008 2007 2006	$975,000 $885,000 $850,000	$3,937,910 $7,014,219 $4,910,460	$0 $579,655 $1,026,466	$0 $0 $1,700,000	$0 $0 $65,660	$156,001 $261,989 $240,342	$5,068,911 $8,740,863 $8,792,928
Michael C. Jennings EVP & CFO	2008 2007 2006	$450,000 $415,000 $389,000	$1,618,272 $1,671,327 $877,422	$144,703 $137,155 $94,851	$264,600 $116,200 $326,760	$0 $0 $993	$93,548 $100,934 $89,976	$2,571,123 $2,440,616 $1,778,992
W. Paul Eisman EVP / Operations	2008 2007 2006	$500,000 $430,000 $313,888	$1,725,040 $1,192,072 $408,513	$160,786 $152,399 $105,393	$294,000 $421,400 $336,000	$0 $4,265 $0	$142,728 $97,908 $285,898	$2,822,554 $2,298,044 $1,449,692
J. Currie Bechtol VP/General Counsel	2008 2007 2006	$330,000 $300,000 $260,000	$331,158 $704,073 $1,139,848	$0 $0 $194,907	$0 $90,000 145,600	$0 $5,997 $17,044	$77,018 $79,500 $66,865	$738, 176 $1,179,570 $1,824,264
Jon D. Galvin VP	2008 2007 2006	$295,000 $280,000 $270,000	$602,574 $671,481 $469,741	$48,237 $45,720 $36,822	$0 $56,000 $189,000	$0 $39,593 $41,548	$55,011 $69,667 $68,223	$1,000,822 $1,162,461 $1,075,334
Nancy J. Zupan VP/Controller	2008 2007 2006	$295,000 $280,000 $265,000	$704,955 $714,981 $474,661	$48,237 $45,720 $38,903	$0 $112,000 $148,400	$0 $1,736 $11,804	$60,850 $56,631 $50,302	$1,107,042 $1,211,068 $989,070

(1)	Information did not change from the Company’s proxy statement filed with the SEC relating to the Company’s 2009 Annual Meeting of Shareholders (the “Proxy Statement”).

(2)
The dollar amounts shown for Non-Equity Incentive Plan Compensation represent cash payments the Company made to each of these executives during the first quarter following the performance year under the Company’s annual incentive program.  Participants in 2007 and 2008 received a minimum of 30% of the bonus in restricted stock (and the remainder in cash).  In 2008, the NEOs made the following voluntary elections to convert bonus payments to restricted stock (the election percentage refers to the amount of the total bonus that was elected to be converted to restricted stock): Mr. Gibbs (70%), Mr. Jennings (0%), Mr. Eisman (0%), Mr. Bechtol (70%), Mr. Galvin (70%), and Ms. Zupan (70%).  In 2007, the NEOs made the following voluntary elections to convert cash incentive payments to restricted stock: Mr. Gibbs (70%), Mr. Jennings (50%), Mr. Eisman (0%), Mr. Bechtol (40%), Mr. Galvin (50%) and Ms. Zupan (30%).  The amount of restricted stock received by the NEOs for these voluntary conversions was increased by 50% as compensation for illiquidity and as an incentive to own the Company’s stock.  The cost of the restricted stock grants related to the 2008 incentives will begin to be recognized by the Company beginning in 2009, and the Summary Compensation Table for fiscal 2009 will reflect these costs in the column entitled “Stock Awards.”  The restricted stock awards resulting from conversion of 2008 annual incentive payments into restricted stock will be disclosed in the Grant of Plan – Based Awards table for 2009 awards.

On March 25, 2009, the Compensation Committee, in connection with the aforementioned certification, immediately vested 124,370 shares of restricted stock held by Mr. James R. Gibbs due to his recent retirement as President and Chief Executive Officer of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRONTIER OIL CORPORATION

By: /s/ Doug S. Aron
Doug S. Aron
Executive Vice President - Chief Financial Officer

Date: March 27, 2009